Exhibit 8.1
May 22, 2008
ESS Technology, Inc.
Echo Technology (Delaware), Inc.
48401 Fremont Boulevard
Fremont, CA 94538
Ladies and Gentlemen:
We have acted as counsel to ESS Technology, Inc., a California corporation (“ESS California”) in connection with the filing of the Form S-4 with the Securities and Exchange Commission (“Registration Statement”) relating to the contemplated reincorporation merger of ESS California into Echo Technology (Delaware), Inc., a Delaware corporation and a wholly owned subsidiary of ESS California (“ESS Delaware”), and the subsequent cash-out merger of Echo Mergerco, Inc., a Delaware corporation (“Merger Sub”) into ESS Delaware. The foregoing mergers (the “Mergers”) will be undertaken pursuant to an Agreement and Plan of Merger, dated February 21, 2008 (the “Merger Agreement”), by and among Semiconductor Holding Corporation, a Delaware corporation, ESS California, ESS Delaware and Merger Sub. You have requested our opinion as to certain federal income tax matters relating to the Mergers. All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Merger Agreement.
In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in the Registration Statement filed with the Securities and Exchange Commission, the Merger Agreement and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have relied upon certain representations provided to us, as set forth in the certificate of ESS California and ESS Delaware (the “Officers’ Certificate”). Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above. We have no reason to believe that such facts, information, covenants and representations are not true, but have not attempted to verify them independently and expressly disclaim an opinion as to their validity and accuracy.
In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We also have assumed that the transactions related to the Mergers or contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement. Furthermore, we have assumed that both Mergers will qualify as statutory mergers under the laws of the State of Delaware.
The opinion expressed in this letter is based on the provisions of the Internal Revenue Code of 1986, as amended, final, temporary and proposed Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly on a retroactive basis). No ruling from the Internal Revenue Service (the “IRS”) has been or will be sought on any issues related to the Mergers, and there can be no assurance that the IRS will not take a

ESS Technology, Inc.
Echo Technology (Delaware), Inc.
May 22, 2008

contrary view. Although our opinion expressed in this letter represents our best judgment as to such matters, our opinion has no binding effect on the IRS or the courts.
Based upon and subject to the foregoing, and subject to the qualifications set forth herein, we are of the opinion that the discussion under the heading “Material United States Federal Income Tax Consequences to Shareholders of the Reincorporation Merger and the Cash-Out Merger” contained in the Registration Statement, insofar as the discussion relates to statements of law and legal conclusions, is correct in all material respects. Because this opinion is being delivered prior to the Effective Time of the Mergers, it must be considered prospective and dependent on future events. There can be no assurance that changes in the law will not take place which could affect the United States federal income tax consequences of the Mergers or that contrary positions may not be taken by the IRS.
Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Mergers or of any transactions related to or undertaken in connection with the Mergers. Furthermore, we are expressing an opinion only as to the tax consequences of the Mergers to the shareholders of ESS California and not to any other party. We are furnishing this opinion to you solely in connection with the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder (collectively, the “1933 Act”), nor do we thereby admit that we are “experts” within the meaning of such term as used in the 1933 Act with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise. We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.

Very truly yours, /s/ ORRICK, HERRINGTON & SUTCLIFFE LLP